Exhibit 99.1

Misonix, Inc. Announces THIRD Quarter

Fiscal Year 2015 Financial Results

Third Quarter Net Revenues UP 24%;

Nine Month Net Revenue UP 35%;

Third Quarter BoneScalpeltm Revenue UP 27%;

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY, May 7, 2015 /PRNewswire/ -- Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the third quarter of fiscal 2015, ended March 31, 2015.

Highlights for the third quarter fiscal 2015 included:

  Net sales totaled $5.3 million, a 24% increase, compared to $4.3 million for the same period in fiscal 2014.
  BoneScalpel revenue worldwide increased 27% to $2.2 million versus $1.7 million in the third quarter of fiscal 2014.
  BoneScalpel units consigned in the United States during the third quarter fiscal 2015 totaled 27 compared to 13 systems; an increase of 108%. Total BoneScalpel units installed in the United States are 328.
  BoneScalpel revenue in the United States increased 36% to $1.2 million in the third quarter fiscal 2015 compared to $908,000 during third quarter fiscal 2014.
  SonaStar® revenue increased 30% to $2.0 million versus $1.6 million in the third quarter of fiscal 2014.
  SonaStar units sold worldwide in third quarter fiscal 2015 totaled 34 compared to 20 systems in the third quarter of fiscal 2014, a 70% increase.
  SonicOne domestic revenue totaled $823,000 for the third quarter of fiscal 2015 compared to $709,000 in the third quarter of 2014. SonicOne units consigned in the U.S. during the third quarter totaled 11.
  Recurring worldwide revenue – comprised of BoneScalpel, SonicOne and SonaStar disposables sales - totaled $3.0 million, or 57% of total third quarter fiscal 2015 revenue, compared to $2.4 million, or 56% for the same period in fiscal 2014.
  Domestic revenue for the third quarter of fiscal 2015 was $2.6 million compared to $2.3 million for the same period in fiscal 2014.

Third Quarter Fiscal 2015 Financial Results

Total revenue for the three months ended March 31, 2015 was $5.3 million, a 24% increase, when compared to $4.3 million for the same period in fiscal 2014. The increase was attributable to a 27% increase in BoneScalpel revenue to $2.2 million, a 30% increase in SonaStar revenue to $2.0 million and a 16% increase in SonicOne revenue to $847,000.

There were 50 BoneScalpel units sold or consigned worldwide during third quarter fiscal 2015 compared to 38 BoneScalpel units sold or consigned during the third quarter of fiscal 2014.  BoneScalpel disposable sales in the United States increased 52% to $1.1 million during third quarter fiscal 2015 compared to the same period in fiscal 2014. There were 34 SonaStar units sold worldwide during third quarter fiscal 2015 compared to 20 SonaStar units sold during the third quarter of fiscal 2014. SonicOne disposable revenue increased 62% to $607,000 for the third quarter of fiscal 2015. Operating expenses for the three months increased by approximately $1 million as the Company invested in expanding its IT capabilities and continued to invest in sales and marketing primarily through the hiring of clinical applications specialists.

During the quarter, the Company received other income in the form of royalty payments from Covidien plc totaling $1.0 million.

The Company reported net income of approximately $454,000, or $0.05 earnings per diluted share, for third quarter fiscal 2015 compared to net income of $429,000, or $0.05 earnings per diluted share, for the same period in fiscal 2014.

Nine Months Fiscal 2015 Financial Results

Total revenue for the nine months ended March 31, 2015 was $15.4 million, a 35% increase, when compared to $11.5 million for the same period in fiscal 2014. The increase was attributable to a 42% increase in BoneScalpel revenue to $7.4 million, a 35% increase in SonaStar revenue to $5.3 million and a 32% increase in SonicOne revenue to $2.3 million.

The Company reported net income of approximately $1.7 million, or $0.21 per diluted share, for the nine months ended March 31, 2015 compared to net income of $4,000, or $0.00 per diluted share, for the same period in fiscal 2014.

Michael A. McManus Jr., President and CEO stated, "The second half of fiscal year 2015 has started off very strong with revenue increases of 24% and 35% for the third quarter and the nine months respectively. We continue to make consistent progress in penetrating our markets, both domestically and internationally. BoneScalpel units sold or consigned during the quarter increased 31% to 50 units versus 38 units sold or consigned in the comparable quarter last year. The continuing professional efforts over the past two years to refine our sales and marketing strategies are paying off as we consistently increase product placements domestically and sales internationally. As we continue to increase product placements and sales our recurring revenue now accounts for 57% of overall revenue and enhances the credibility of our operating model. Our business is driving revenue, generating solid cash flow and profitability.

“We are particularly pleased with the growing acceptance of our SonicOne O.R. and SonaStar products,” continued Mr. McManus. “The ability of the SonicOne O.R. to safely and effectively debride chronic wounds and burns and accelerate healing not only provides an improved outcome for patients, but also provides a cost benefit for the hospital utilizing the technology. The SonicOne O.R. was recognized at the recent North American Burn Association National Conference in Chicago, Illinois, with a presentation by Abraham Houng, MD, associate program director for the Division of Burn Surgery at Saint Barnabas Medical Center in Livingston, New Jersey. Dr. Houng said, ‘Our expanding experience with the SonicOne O.R. system continues to support a growing body of evidence that debridement with SonicOne O.R. is safer, results in significantly less blood loss, and offers other key advantages over other methods.’ The SonicOne O.R. was also recently recognized at the SuperBones/SuperWounds medical conference in Orlando, Florida. These are important recognitions that speak to the beneficial patient outcomes that can be achieved with our leading-edge product. We are also pleased with the growing acceptance of our SonaStar advanced ultrasonic system for precise soft tissue aspiration and powerful removal of osseous structures. Surgeons are increasingly working with these products and generating improved patient outcomes. We believe that both of these products represent competitive advantages for Misonix in large and growing markets.”

Mr. McManus concluded, “We expect the momentum of the first three quarters to continue into the fourth quarter of fiscal 2015. The financial underpinnings of the Company remain strong, with cash and equivalents approaching $9 million, no long-term debt, and operations funded from internally generated cash flow. We look forward to continue to drive solid operational and financial results and to close out fiscal 2015 on a strong note."

Conference Call

The Company has scheduled a conference call today, Thursday, May 7, 2015 at 4:30 pm ET to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10065377. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables To Follow

MISONIX, INC. And Subsidiaries

 Consolidated Balance Sheets

	March 31, 2015	June 30, 2014
		(derived from audited
	Unaudited	financial statements)

Assets
Current Assets:
Cash and cash equivalents	$8,909,275	$7,039,938
Accounts receivable, less allowance
for doubtful accounts of $126,868 and
$136,868, respectively	3,517,863	3,759,152
Inventories, net	4,164,341	4,217,350
Prepaid expenses and other current assets	529,698	367,830
Total current assets	17,121,177	15,384,270

Property, plant and equipment, net of accumulated depreciation and
amortization of $5,399,621 and $4,842,009, respectively	1,893,873	1,517,852
Goodwill	1,701,094	1,701,094
Intangible and other assets	1,106,666	924,653
Total assets	$21,822,810	$19,527,869

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,023,492	$1,650,323
Accrued expenses and other current liabilities	1,357,223	1,457,250
Total current liabilities	2,380,715	3,107,573

Deferred income	28,125	51,318
Deferred lease liability	4,154	16,614
Total liabilities	2,412,994	3,175,505

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,835,345 and
7,412,096 shares issued and 7,710,363 and 7,334,536 shares
outstanding, respectively	78,353	74,121
Additional paid-in capital	30,019,375	28,169,622
Accumulated deficit	(9,741,652)	(11,480,386)
Treasury stock, at cost, 124,982 and 77,560 shares, respectively	(946,260)	(410,993)
Total stockholders' equity	19,409,816	16,352,364
Total liabilities and stockholders' equity	$21,822,810	$19,527,869

MISONIX, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net sales	$5,314,797	$4,284,645	$15,455,142	$11,482,288

Cost of goods sold	1,670,359	1,431,766	5,023,639	4,006,505

Gross profit	3,644,438	2,852,879	10,431,503	7,475,783

Selling expenses	2,465,803	1,913,795	6,570,263	5,426,324
General and administrative expenses	1,583,399	1,176,047	4,364,261	3,518,288
Research and development expenses	407,773	406,466	1,169,665	1,314,373
Total operating expenses	4,456,975	3,496,308	12,104,189	10,258,985

Loss from operations	(812,537)	(643,429)	(1,672,686)	(2,783,202)

Total other income	1,025,587	825,599	3,207,997	2,536,258

Income (loss) from continuing operations before income taxes	213,050	182,170	1,535,311	(246,944)

Income tax expense	8,406	8,376	56,223	13,876

Net income (loss) from continuing operations	204,644	173,794	1,479,088	(260,820)

Net income from discontinued operations, net of tax	249,696	254,976	259,646	264,926
Net income	$454,340	$428,770	$1,738,734	$4,106

Net income (loss) per share from continuing operations-Basic	$0.03	$0.02	$0.20	$(0.04)
Net income per share from discontinued operations-Basic	0.03	0.04	0.03	0.04
Net income per share-Basic	$0.06	$0.06	$0.23	$0.00

Net income (loss) per share from continuing operations-Diluted	$0.02	$0.02	$0.18	$(0.04)
Net income per share from discontinued operations-Diluted	0.03	0.03	0.03	0.04
Net income per share-Diluted	$0.05	$0.05	$0.21	$0.00

Weighted average common shares-basic	7,675,520	7,249,725	7,533,608	7,209,037

Weighted average common shares-diluted	8,313,674	7,930,802	8,042,976	7,209,037